UNITED STATES

                                SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                             (Amendment No. 3)*
                          AMERICAN TELECASTING, INC.
-----------------------------------------------------------------------------
                                     (Name of Issuer)
                             CLASS A COMMON STOCK
-----------------------------------------------------------------------------
                              (Title of Class of Securities)
                                  030151104
                                  ---------
                               (CUSIP Number)

Check the following box if a fee is being paid with this statement ----. (A fee is not required only if the filing person (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       SCHEDULE 13G
CUSIP No.     030151104
           ------------------------
-----------------------------------------------------------------------
1    NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          DONALD R. DePRIEST
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) / /
                                                                 (b)/X/
------------------------------------------------------------------------
3    SEC USE ONLY
------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION
      UNITED STATES OF AMERICA
------------------------------------------------------------------------
                        5     SOLE VOTING POWER
  NUMBER OF
   SHARES                     4,899,942
------------------------------------------------------------------------
                        6     SHARED VOTING POWER
 BENEFICIALLY
  OWNED BY                        24,193
------------------------------------------------------------------------
                        7     SOLE DISPOSITIVE POWER
     EACH
   REPORTING                   4,899,942
------------------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
 PERSON WITH
                               24,193
------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                  4,924,135
------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                               / /
                                     N/A
------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                    19.1%
------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON*
                                     IN
------------------------------------------------------------------------
                          *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                SCHEDULE 13G

CUSIP No.     030151104
           ------------------------
------------------------------------------------------------------------
1    NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     MCT INVESTORS, L.P.
------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                (b)/X/
------------------------------------------------------------------------
3    SEC USE ONLY

------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
------------------------------------------------------------------------
                        5     SOLE VOTING POWER
  NUMBER OF
   SHARES                    NONE
------------------------------------------------------------------------
                        6     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                     NONE
------------------------------------------------------------------------
                        7     SOLE DISPOSITIVE POWER
     EACH
    REPORTING                    NONE
------------------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
 PERSON WITH
                             NONE
------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    NONE
------------------------------------------------------------------------

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                              / /
                                     N/A
------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                     0%
------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON*
                                     PN
------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                SCHEDULE 13G
CUSIP No.     030151104
           ------------------------
------------------------------------------------------------------------

1    NAMES OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     MEDCOM DEVELOPMENT CORPORATION
------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*     (a) / /
                                                            (b)/X/
------------------------------------------------------------------------

3    SEC USE ONLY
------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION
    DELAWARE
------------------------------------------------------------------------

                        5     SOLE VOTING POWER
  NUMBER OF
   SHARES                     NONE
------------------------------------------------------------------------
                        6     SHARED VOTING POWER
 BENEFICIALLY
    OWNED BY                    NONE
------------------------------------------------------------------------
                        7     SOLE DISPOSITIVE POWER
     EACH
REPORTING                     NONE
------------------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER
 PERSON WITH
                              NONE
------------------------------------------------------------------------

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    NONE
------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*                                               / /
                                     N/A
-----------------------------------------------------------------------


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                     0%
------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*
                                     CO
------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).        NAME OF COMPANY

                  American Telecasting, Inc. ("ATI")

ITEM 1(B)         ADDRESS OF ISSUER'S PRINCIPAL BUSINESS OFFICE

                  5575 Tech Center Drive, Suite 300
                  Colorado Springs, Colorado 80919

ITEMS 2(A)-(C)    NAMES, CITIZENSHIP AND ADDRESS OF PRINCIPAL BUSINESS OFFICE
                  OF REPORTING PERSONS

                  This Statement on Schedule 13G is being filed on behalf of the following persons:

                  MCT Investors, L.P., a Delaware limited partnership, which has its Principal Business Office at 625 Slaters Lane, Suite G-100, Alexandria, Virginia 22314.

                  MedCom Development Corporation, a Delaware corporation, which has its Principal Business Office at 625 Slaters Lane, Suite G-100, Alexandria, Virginia 22314.

                  Donald R. DePriest, a United States citizen, who has his Principal Business Office at 625 Slaters Lane, Suite G-100, Alexandria, Virginia 22314.

ITEM 2(D).        TITLE OF CLASS OF SECURITIES.

                  Class A Common Stock, par value $.01 per share.

ITEM 2(E).        CUSIP NUMBER

                  030151104

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK THE APPROPRIATE BOX:

                  Not applicable. This statement is being filed pursuant to Rule 13d-1(c).

ITEM 4.           OWNERSHIP.

                  (a) Amount beneficially owned by Reporting Persons as of December 31, 1997:

                              As of December 31, 1997, the amount of ATI
                  Class A Common Stock owned by the Reporting Persons was as follows:
                                          DePriest  -      2,645,236
                                          MedCom  -           41,058
                                          MCT  -           2,213,648

                  MedCom is the sole general partner of MCT, and DePriest is Chairman of the Board, President and sole stockholder of MedCom. DePriest has sole voting and investment power with respect to the shares owned of record by MCT and MedCom. Accordingly, DePriest may be deemed to be the beneficial owner of 4,899,942 shares of ATI Common Stock as of December 31, 1997 (consisting of 2,645,236 shares owned directly by DePriest, 41,058 shares held of record by MedCom and 2,213,648 shares held of record by MCT).

                  DePriest disclaims beneficial ownership of the shares of ATI common stock held of record by MCT, except to the extent of his pro rata interest in the profits and losses of MCT.

                  In addition, DePriest may be deemed to be the beneficial owner of 24,193 shares of ATI common stock owned of record by CD Partners, a general partnership of which DePriest is a partner. DePriest has shared voting and investment power with respect to these shares. CD Partners is a limited partner of MCT. DePriest disclaims beneficial ownership of the shares of ATI common stock held of record by CD Partners, except to the extent of his pro rata interest in the profits and losses of CD Partners.

                  (b)   Percent of Class

                              19.1%  1/[FN]

                  (c) Number of shares as to which the Reporting Persons have:

                        (i)   Sole power to direct the vote:

                                    DePriest  -  4,899,942
                                    MedCom  -  None
                                    MCT  -  None

                        (ii)  Shared power to vote or direct the
                              vote:

                                    DePriest  -  24,193 2/[FN]

                        (iii) Sole power to dispose or direct
                               the disposition of:

                                    DePriest  -   4,899,942
                                    MedCom  -  None
                                    MCT  -  None

                        (iv)   Shared power to dispose or direct
                               the disposition of:

                                    DePriest  -  24,193  2/[FN]

                  DePriest is the Chairman of the Board of Directors, President and sole stockholder of MedCom, which is the sole general partner of MCT. Thus, voting and investment power


--------------
[FN] 1/  Includes all shares owned of record by MCT and CD Partners.  See
Item 4(a) above.

[FN] 2/ Represents 24,193 shares held of record by CD Partners, a general partnership of which DePriest is a partner.



                  over the ATI common stock owned of record by MCT and MedCom is ultimately held by DePriest, but is exercised through MedCom and MCT. MCT and MedCom disclaim beneficial ownership with respect to these shares. The filing of this statement shall not be construed as an admission that DePriest is, for purposes of Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"), the beneficial owner of any securities held of record by MCT, except to the extent of DePriest's pro rata interest in the profits and losses of MCT.

                  DePriest owns a 50% partnership interest in CD Partners and shares voting and investment power over the ATI stock held of record by CD Partners. The filing of this statement shall not be construed as an admission that DePriest is, for purposes of Section 13 of the Act, the beneficial owner of any securities held of record by CD Partners, except to the extent of DePriest's pro rata interest in the profits and losses of CD Partners.

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                  Not Applicable.

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON.

                  Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                  See Exhibit 1 attached hereto.

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                  Not applicable.

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP.

                  Not applicable.

ITEM 10.          CERTIFICATION.

                  Not applicable.

                                  SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:            February 9, 1998

                                             /s/ DONALD R. DEPRIEST
                                             ---------------------------
                                             Donald R. DePriest

                                  SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:    February 9, 1998



                                             MCT INVESTORS, L.P.

                                        By:  MedCom Development Corporation,
                                             General Partner


                                             /s/ DONALD R. DEPRIEST
                                             ------------------------------
                                             Donald R. DePriest

                                  SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:    February 9, 1998

                                   MedCom Development Corporation,



                                   /s/ DONALD R. DEPRIEST
                                   -----------------------------
                                   Donald R. DePriest,
                                   President